Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432, 333-126693, 333-152458, 333-160925, and 333-168377 of our reports dated February 22, 2011 (April 29, 2011, as to Note 18), relating to the financial statements and financial statement schedule of Pentair, Inc. and subsidiaries (the “Company”), and the effectiveness of Pentair Inc.’s internal control over financial reporting, appearing in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

April 29, 2011